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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             December 20, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN	55425
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 5.05.  Amendments to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

Effective December 20, 2007, the Board of Directors of Southwest Casino Corporation (“Southwest”) adopted a revised Code of Conduct and Ethics for Southwest’s directors, officers and employees.  The revised Code of Conduct and Ethics supercedes the Code of Conduct of the Company adopted on or before June 29, 2004.

The revised Code of Conduct and Ethics significantly expands upon the prior Code of Conduct to be more consistent with Southwest’s focus on integrity and ethical conduct in its business dealings with players, the investing public, regulators, vendors and employees.  The revised Code of Conduct and Ethics is more comprehensive than the prior code and intended to comply with applicable laws, rules and regulations as well as good business practices.

The revised Code of Conduct and Ethics documents Southwest’s expectations with regard to: Compliance with Laws, Rules and Regulations; Conflicts of Interest; Insider Trading; Corporate Opportunities; Competition and Fair Dealing; Discrimination and Harassment; Health and Safety; Record-Keeping; Confidentiality; Protection and Proper Use of Southwest’s Assets; Payments to Government Personnel; Corporate Disclosures; and Waivers of the Code of Conduct and Ethics.  The revised Code of Conduct and Ethics also addresses methods for employees to report violations of the revised Code, including providing for confidential, anonymous reporting of violations by telephone or through the Internet.

A copy of the revised Code of Conduct and Ethics is filed as Exhibit 14.1 to this Current Report.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits

14.1	Southwest Casino Corporation Code of Conduct and Ethics effective December 20, 2007	Filed herewith

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: December 21, 2007

	By:	/s/ Thomas E. Fox
	Name:	Thomas E. Fox
	Title:	President